EXHIBIT 99.1

Federal Mine Safety and Health Act Information

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers to include in periodic reports filed with the SEC certain information relating to citations or orders for violations of standards under the Mine Act. The following disclosures respond to that legislation. While we believe the following disclosures meet the requirements of the Dodd-Frank Act, it is possible that any rule making by the SEC will require disclosures to be presented in a form that differs from the following.

Whenever MSHA believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation which describes the violation and fixes a time within which the operator must abate the violation.  In these situations, MSHA typically proposes a civil penalty, or fine, as a result of the violation, that the operator is ordered to pay.  In evaluating the below information regarding mine safety and health, investors should take into account factors such as: (a) the number of citations and orders will vary depending on the size of a coal mine, (b) the number of citations issued will vary from inspector to inspector and mine to mine, and (c) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

Responding to the Dodd-Frank Act legislation, we report that, for the year ended December 31, 2010, none of our operating subsidiaries received written notice from MSHA of (a) a violation under section 110(b)(2) of the Mine Act for failure to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially proximately caused, or reasonably could have been expected to cause, death or serious bodily injury, (b) except as set forth below, a pattern of violations of mandatory health or safety standards under section 104(e) of the Mine Act, or (c) except as set forth below, the potential to have such a pattern. We have 53 legal proceedings before the Federal Mine Safety and Health Review Commission (the “Commission”) that were pending during the three months ended December 31, 2010 and we have 285 total legal proceedings that were pending before the Commission during the year ended December 31, 2010 which includes the legal proceedings before the Commission as well as all contests of citations and penalty assessments which are not before an administrative law judge.  All of these legal proceedings constitute challenges by us of citations issued by MSHA.  There were no mining-related fatalities during the year ended December 31, 2010.

On November 19, 2010, Rhino Eastern received an MSHA notification of a potential pattern of violations under Section 104(e) of the Mine Act for Rhino Eastern’s Eagle #1 Mine located in Bolt, West Virginia, based on MSHA’s initial screening of compliance records for the twelve months ended August 31, 2010 and of accident and employment records for the twelve months ended June 30, 2010. Rhino Eastern carefully reviewed all of the historical safety data that resulted in the potential pattern of violations finding.  On December 7, 2010, Rhino Eastern submitted a Corrective Action Plan to MSHA and this plan became effective on December 31, 2010.

The following tables set out additional information required by the Dodd-Frank Act for the three months ended December 31, 2010 and for the year ended December 31, 2010. The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein.  Any such difference may be attributed to the need to update that information on MSHA’s system and/or other factors.

For the quarter ended December 31, 2010

Operator	Mine(1)	MSHA ID	104(a) (2) S&S	104(b) (3)	104(d) (4)	107(a) (5)	110(b)(2) (6)	Proposed Assessments(7)	Legal Proceedings (8)
Hopedale Mining LLC	Hopedale Mine	33-00968	10	0	0	0	0	$9,417	1
	Nelms Plant	33-04187	0	0	0	0	0	$—	0

Sands Hill Mining LLC	Big Valley Mine	33-01358	0	0	0	0	0	$100	0
	Kanauga Dock	33-02044	0	0	0	0	0	$—	0

Clinton Stone LLC	Clinton Stone	33-04041	0	0	0	0	0	$500	0

CAM Mining LLC	Mine #23	15-18368	0	0	0	0	0	$—	0
	Mine #28	15-18911	25	0	0	0	0	$55,680	8
	Mine #30	15-18964	8	0	0	0	0	$5,356	0
	Bevins Branch	15-18570	0	0	0	0	0	$—	0
	Marion Branch	15-18100	0	0	0	0	0	$100	0
	Three Mile Mine #1	15-17659	1	0	0	0	0	$460	0
	Grapevine South	46-08930	11	0	0	0	0	$22,736	1
	Remining No. 1	46-08860	0	0	0	0	0	$—	0
	Rob Fork Processing	15-14468	0	0	0	0	0	$343	0
	Jamboree Loadout	15-12896	0	0	0	0	0	$108	0
	Point Rock Plant	15-07010	0	0	0	0	0	$—	0
	Cam Mining	T075	0	0	0	0	0	$—	0

Deane Mining LLC	Love Branch	15-19191	0	0	0	0	0	$354	0
	Deane #1	15-18569	3	0	0	0	0	$7,695	0
	Mill Creek Prep Plant	15-16577	0	0	0	0	0	$1,100	0

Rhino Trucking LLC	Rhino Trucking	Q569	1	0	0	0	0	$508	0

Rhino Services LLC	Rhino Reclamation Services	R134	0	0	0	0	0	$—	0
	Rhino Services	S359	0	0	0	0	0	$—	0
	Rhino Oilfields	X663	0	0	0	0	0	$—	0

Rhino Eastern LLC(9)	Eagle #1	46-08758	15	0	1	0	0	$17,128	4
	Eagle #2	46-09201	0	0	0	0	0	$—	0

McClane Canyon Mining LLC	McClane Canyon Mine	05-03013	10	0	0	0	0	$17,839	0

Total			84	0	1	0	0	$139,424	14

(1) The foregoing table does not include the following: (i) facilities which have been idle or closed unless they received a citation or order issued by MSHA; and (ii) permitted mining sites where we have not begun operations and therefore have not received any citations.

(2) Mine Act section 104 citations shown above are for alleged violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3) Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.

(4) Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e. aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

(5) Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6) The total number of flagrant violations issued under section 110(b)(2) of the Mine Act.

(7) Amounts shown include MSHA assessments proposed as of December 31, 2010, on the citations and orders reflected in this table. Citations and orders which have not yet been assessed are not included.

(8) By way of summary, the Commission has jurisdiction to hear not only challenges to citations, orders, and penalties but also certain complaints by miners.  Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties, or complaints.

(9) Rhino Eastern LLC is owned 51% by a subsidiary of Rhino Energy LLC and 49% by a subsidiary of Patriot Coal Corporation.

For the year ended December 31, 2010

Operator	Mine(1)	MSHA ID	104(a) (2) S&S	104(b) (3)	104(d) (4)	107(a) (5)	110(b)(2) (6)	Proposed Assessments(7)	Legal Proceedings (8)
Hopedale Mining LLC	Hopedale Mine	33-00968	67	0	2	1	0	$129,416	36
	Nelms Plant	33-04187	6	0	0	0	0	$2,223	0

Sands Hill Mining LLC	Big Valley Mine	33-01358	1	0	0	0	0	$925	0
	Kanauga Dock	33-02044	0	0	0	0	0	$100	0

Clinton Stone LLC	Clinton Stone	33-04041	7	0	0	0	0	$1,562	0

CAM Mining LLC	Mine#23	15-18368	5	0	0	0	0	$2,954	0
	Mine #28	15-18911	124	1	11	0	0	$358,015	136
	Mine #30	15-18964	14	0	0	0	0	$12,168	1
	Bevins Branch	15-18570	0	0	0	0	0	$300	0
	Marion Branch	15-18100	6	0	0	0	0	$6,038	1
	Three Mile Mine #1	15-17659	5	0	0	0	0	$6,753	0
	Grapevine South	46-08930	24	0	0	0	0	$66,157	13
	Remining No. 1	46-08860	0	0	0	0	0	$100	0
	Rob Fork Processing	15-14468	10	0	1	1	0	$16,871	7
	Jamboree Loadout	15-12896	1	0	0	0	0	$370	0
	Point Rock Plant	15-07010	0	0	0	0	0	$100	0
	Cam Mining	T075	0	0	0	0	0	$162	0

Deane Mining LLC	Love Branch	15-19191	19	0	0	0	0	$27,249	5
	Deane #1	15-18569	20	0	0	0	0	$37,081	4
	Mill Creek Prep Plant	15-16577	2	0	0	0	0	$2,951	1

Rhino Trucking LLC	Rhino Trucking	Q569	5	0	0	0	0	$10,733	4

Rhino Services LLC	Rhino Reclamation Services	R134	0	0	0	0	0	$200	0
	Rhino Services	S359	2	0	0	0	0	$530	0
	Rhino Oilfields	X663	2	0	0	0	0	$352	0

Rhino Eastern LLC(9)	Eagle #1	46-08758	72	1	7	0	0	$404,643	24
	Eagle #2	46-09201	0	0	0	0	0	$343	0

McClane Canyon Mining LLC	McClane Canyon Mine	05-03013	33	0	0	0	0	$94,701	0

Total			425	2	21	2	0	$1,182,997	232

(1) The foregoing table does not include the following: (i) facilities which have been idle or closed unless they received a citation or order issued by MSHA; and (ii) permitted mining sites where we have not begun operations and therefore have not received any citations.

(2) Mine Act section 104 citations shown above are for alleged violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3) Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.

(4) Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e. aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

(5) Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6) The total number of flagrant violations issued under section 110(b)(2) of the Mine Act.

(7) Amounts shown include MSHA assessments proposed as of December 31, 2010, on the citations and orders reflected in this table. Citations and orders which have not yet been assessed are not included.

(8) By way of summary, the Commission has jurisdiction to hear not only challenges to citations, orders, and penalties but also certain complaints by miners.  Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties, or complaints.

(9) Rhino Eastern LLC is owned 51% by a subsidiary of Rhino Energy LLC and 49% by a subsidiary of Patriot Coal Corporation.